Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2019
RUSTON, Louisiana (July 24, 2019) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $12.3 million for the quarter ended June 30, 2019. This represents a decrease of $1.9 million from the quarter ended March 31, 2019, and a decrease of $419,000 from the quarter ended June 30, 2018. Diluted earnings per share for the quarter ended June 30, 2019, was $0.52, down $0.08 from the linked quarter and down $0.01 from the quarter ended June 30, 2018.
"We are pleased to report solid second quarter results which include double digit loan growth year over year, while maintaining sound credit quality, evidenced by stable nonperforming assets and low charge-offs in our loan portfolio," said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. "Our team continues to execute on our strategies to drive loan and deposit growth, develop trusted relationships and leverage operational efficiencies. As we look forward to the remainder of 2019, we believe a strong loan pipeline and our strategy to attract low cost deposits helps position us for success."
Second Quarter 2019 Summary

•
Net interest income reached a historical quarterly high of $43.0 million for the quarter ended June 30, 2019, compared to $42.0 million for the quarter ended March 31, 2019, and $37.2 million for the quarter ended June 30, 2018.

•	Net income was $12.3 million for the quarter ended June 30, 2019 compared to $14.2 million for the linked quarter and $12.7 million for the quarter ended June 30, 2018.

•
Total loans held for investment were $3.98 billion, an increase of $146.3 million, or 3.8%, from March 31, 2019, and an increase of $612.5 million, or 18.2%, from June 30, 2018. The yield earned on total loans held for investment during the quarter ended June 30, 2019, was 5.29%, compared to 5.28% for the linked quarter and 4.89% for the quarter ended June 30, 2018.

•
Noninterest-bearing deposits increased by $25.6 million, or 2.6%, compared to the linked quarter, and increased by $53.4 million, or 5.6%, from June 30, 2018. Total deposits decreased by $43.2 million, or 1.1%, from March 31, 2019, primarily related to the strategic decision to replace certain brokered deposits with FHLB advances, and increased by $182.9 million, or 5.0%, from June 30, 2018. The average rate paid on interest-bearing deposits was 1.61% compared to 1.48% for the linked quarter and 1.01% for the quarter ended June 30, 2018.

•	Nonperforming loans held for investment to total loans held for investment was 0.76% at June 30, 2019, compared to 0.79% at both March 31, 2019, and June 30, 2018.

•	The Company opened two full service branches on April 1, 2019, and July 1, 2019.

•	The board of directors of the Company authorized a $40 million stock buyback program.

•	The Company increased its quarterly cash dividend by $0.06, from $0.0325 to $0.0925, payable in August 2019.
Results of Operations for the Three Months Ended June 30, 2019
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended June 30, 2019, was $43.0 million, reflecting an increase of $943,000, or 2.2%, compared to the linked quarter. The increase was largely driven by increases in the average balance of loans held for investment and partially by the fact that the second quarter of 2019 had 91 days in the period compared to 90 days in the linked quarter. Interest-bearing deposit expense increased by $1.0 million compared to the quarter ended March 31, 2019, driven primarily by increases in rates on interest-bearing deposits. Average noninterest-bearing deposits increased by $45.5 million, or 4.7%, compared to the linked quarter and average interest-bearing deposits increased by $11.4 million, or 0.4%, compared to March 31, 2019.
The fully tax-equivalent net interest margin ("NIM") was 3.70% for the second quarter of 2019, a ten basis point decrease from the first quarter of 2019 and a four basis point decrease from the second quarter of 2018. The net interest spread was reduced by 14 basis points and 19 basis points, respectively, when compared to the three months ended March 31, 2019, and the three months ended June 30, 2018, primarily due to deposit pricing pressures, increases in Federal Home Loan Bank ("FHLB") borrowings and higher interest-bearing balances due from banks. The rate paid on total interest-bearing liabilities for the quarter ended June 30, 2019, was 1.68%, representing an increase of 13 basis points and 61 basis points compared to the linked quarter and the quarter ended June 30, 2018, respectively. The yield earned on interest-earning assets decreased one basis point and increased 42 basis points compared to the linked quarter and the quarter ended June 30, 2018, respectively. Our increase in interest-bearing balances due from banks was $41.4 million at June 30, 2019, or a 33.5% increase from March 31, 2019. Had we invested these funds in higher yielding assets, such as loans held for investment, we estimate that our NIM would have been approximately three basis points higher than currently reported.
Noninterest Income
Noninterest income for the quarter ended June 30, 2019, was $11.2 million, a decrease of $428,000, or 3.7%, from the linked quarter. The decrease in noninterest income over the linked quarter was primarily driven by decreases of $634,000 and $474,000 in other income and insurance commission and fee income, respectively. These decreases were partially offset by a $646,000 increase in mortgage banking revenue.
The decrease in other income was largely driven by a decrease in the fair value of a non-marketable equity investment. The decrease in insurance commission and fee income was primarily driven by seasonal fluctuations as contingency income and renewal income typically experience a seasonal increase during the first quarter of each year. The increase in mortgage banking revenue compared to the linked quarter was primarily driven by increased volume in mortgage loan fundings, sales and growth in our mortgage pipeline.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2019, was $37.1 million, an increase of $1.7 million, or 4.8%, compared to the linked quarter. The increase over the linked quarter included increases of $368,000, $291,000, $225,000, and $223,000, in office and operations, advertising and marketing, other expense, and data processing expense, respectively. The increase in office and operations expense was primarily driven by a $223,000 increase in seasonal business development expenses. The increase in advertising and marketing expense was primarily due to promotions of our recently opened banking centers and the launch of a marketing campaign to promote a new deposit product. The increase in other expense was driven by expenditures that were not individually significant. The increase in data processing expense from the linked quarter was largely driven by system conversion costs and amortization expense incurred with the implementation of new lending software in the second quarter of 2019 which had been in process since the middle of 2018.
Financial Condition
Loans
Total loans held for investment at June 30, 2019, were $3.98 billion, an increase of $146.3 million, or 3.8%, compared to $3.84 billion at March 31, 2019, and an increase of $612.5 million, or 18.2%, compared to $3.37 billion at June 30, 2018.
For the quarter ended June 30, 2019, average loans held for investment were $3.89 billion, an increase of $128.4 million, or 3.4%, from $3.76 billion for the linked quarter. The quarter over quarter change primarily reflected increases of $56.1 million in mortgage warehouse loans driven by seasonality and higher refinancings during the period and $47.9 million in construction/land/land development loans reflecting increased funding for existing projects.
Deposits
Total deposits at June 30, 2019, were $3.86 billion, a decrease of $43.2 million, or 1.1%, compared to $3.90 billion at March 31, 2019, and an increase of $182.9 million, or 5.0%, compared to $3.67 billion, at June 30, 2018. The decrease in total deposits was primarily due to a strategic funding decision to replace certain brokered deposits with lower rate short-term advances from the FHLB. Absent our strategic decision to replace brokered deposits with short-term FHLB advances, total deposit growth would have been $143.8 million, or 3.7%, compared to March 31, 2019.

Average total deposits for the quarter ended June 30, 2019, increased by $56.9 million, or 1.5%, over the linked quarter, led by increases of $97.3 million, $43.0 million and $30.0 million in average money market business deposits, average noninterest-bearing business deposits and average money market consumer deposits, respectively. These increases were partially offset by declines of $85.5 million and $49.9 million in average brokered deposits as mentioned above and the seasonality of interest-bearing public fund deposits, respectively.
For the quarter ended June 30, 2019, average noninterest-bearing deposits as a percentage of total average deposits was 26.1%, compared to 25.3% for the quarter ended March 31, 2019, and 25.8% for the quarter ended June 30, 2018. The increase in noninterest-bearing deposits as a percentage of total deposits compared to the linked quarter was primarily driven by the reallocation of certain brokered deposits to short-term FHLB advances.
Borrowings
Average borrowings for the quarter ended June 30, 2019, increased by $100.3 million, or 29.8%, over the quarter ended March 31, 2019, and increased by $361.0 million over the quarter ended June 30, 2018. As discussed above, the increase in average borrowings in the second quarter of 2019 compared to the linked quarter was driven primarily by short-term FHLB advances totaling $270.0 million due to a strategic funding decision to replace certain brokered deposits with lower rate short-term advances from the FHLB.
Stockholders' Equity
Stockholders' equity was $584.3 million at June 30, 2019, compared to $568.1 million and $519.4 million at March 31, 2019, and June 30, 2018, respectively. Net income of $12.3 million and other comprehensive income of $4.1 million for the three months ended June 30, 2019, were the primary drivers of the increase in stockholders' equity compared to March 31, 2019.
Credit Quality
The Company recorded provision expense of $2.0 million for the quarter ended June 30, 2019, compared to provision expense of $1.0 million for the linked quarter and $311,000 for the quarter ended June 30, 2018. The increase in provision expense from the linked quarter was primarily due to loan growth of $146.3 million, or 3.8%, during the three months ended June 30, 2019, and to a lesser extent, net recoveries in the linked quarter, which offset the amount of provision expense needed to establish the allowance for loan losses at March 31, 2019. During the quarter ended June 30, 2019, we had net charge offs of $677,000 compared to net recoveries of $552,000 for the linked quarter. Total nonperforming loans held for investment were $30.5 million at June 30, 2019, compared to $30.3 million and $26.8 million at March 31, 2019 and June 30, 2018, respectively.
Allowance for loan losses as a percentage of total loans held for investment was 0.92% at June 30, 2019, compared to 0.93% and 1.01% at March 31, 2019, and June 30, 2018, respectively. Allowance for loan losses as a percentage of nonperforming loans held for investment was 120.36% at June 30, 2019, compared to 117.59% and 127.46% at March 31, 2019, and June 30, 2018, respectively.
Total past due loans held for investment, defined as loans 30 days past due or more, decreased by $6.0 million, or 15.7%, compared to the linked quarter. Commercial and industrial and residential real estate loans had the most significant improvements, reflecting decreases of $3.9 million and $1.2 million, respectively. Total past due loans held for investment as a percentage of loans held for investment was 0.80% at June 30, 2019, compared to 0.99% at March 31, 2019, and 1.22% at June 30, 2018.
Conference Call
Origin will hold a conference call to discuss its second quarter 2019 results on Thursday, July 25, 2019, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk190725.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.

About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements preceded by, followed by or that otherwise include the words "assuming," "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include: deterioration of Origin's asset quality; changes in real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important deposit customer relationships; volatility and direction of market interest rates, which may increase funding costs or reduce interest-earning asset yields thus reducing margin; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Origin's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of our non-GAAP liquidity measurements and our underlying assumptions or estimates related to the impact on our net interest margin from changes in the average interest-bearing balances due from banks or other factors; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; and the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$42,969	$42,026	$42,061	$39,497	$37,170
Provision for credit losses	1,985	1,005	1,723	504	311
Noninterest income	11,176	11,604	10,588	10,237	10,615
Noninterest expense	37,095	35,381	35,023	34,344	32,012
Income before income tax expense	15,065	17,244	15,903	14,886	15,462
Income tax expense	2,782	3,089	2,725	2,568	2,760
Net income	$12,283	$14,155	$13,178	$12,318	$12,702
Basic earnings per common share	$0.52	$0.60	$0.56	$0.52	$0.54
Diluted earnings per common share	0.52	0.60	0.55	0.52	0.53
Dividends declared per common share	0.0325	0.0325	0.0325	0.0325	0.0325
Weighted average common shares outstanding - basic	23,585,040	23,569,576	23,519,778	23,493,065	22,107,489
Weighted average common shares outstanding - diluted	23,786,646	23,776,349	23,715,919	23,716,779	22,382,003

Balance sheet data
Total loans held for investment	$3,984,597	$3,838,343	$3,789,105	$3,601,081	$3,372,096
Total assets	5,119,625	4,872,201	4,821,576	4,667,564	4,371,792
Total deposits	3,855,012	3,898,248	3,783,138	3,727,158	3,672,097
Total stockholders' equity	584,293	568,122	549,779	531,919	519,356

Performance metrics and capital ratios
Yield on loans held for investment	5.29%	5.28%	5.17%	5.00%	4.89%
Yield on interest earnings assets	4.85	4.86	4.75	4.58	4.43
Rate on interest bearing deposits	1.61	1.48	1.31	1.16	1.01
Rate on total deposits	1.19	1.11	0.96	0.85	0.75
Net interest margin, fully tax equivalent	3.70	3.80	3.82	3.76	3.74
Return on average stockholders' equity (annualized)	8.54	10.25	9.66	9.15	9.94
Return on average assets (annualized)	0.98	1.18	1.10	1.08	1.17
Efficiency ratio (1)	68.51	65.97	66.52	69.06	66.99
Book value per common share	$24.58	$23.92	$23.17	$22.52	$22.10
Common equity tier 1 to risk-weighted assets (2)	11.93%	12.05%	11.94%	11.79%	12.35%
Tier 1 capital to risk-weighted assets (2)	12.13	12.26	12.16	12.01	12.58
Total capital to risk-weighted assets (2)	12.97	13.10	12.98	12.88	13.48
Tier 1 leverage ratio (2)	11.10	11.23	11.21	11.34	11.63
____________________________

(1)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

(2)	June 30, 2019, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Financial Data

	Six months ended June 30,
(Dollars in thousands, except per share amounts)	2019	2018
Income statement and share amounts	(Unaudited)	(Unaudited)
Net interest income	$84,995	$71,894
Provision (benefit)for credit losses	2,990	(1,213)
Noninterest income	22,780	20,415
Noninterest expense	72,476	61,869
Income before income tax expense	32,309	31,653
Income tax expense	5,871	5,544
Net income	$26,438	$26,109
Basic earnings per common share (1)	$1.12	$1.14
Diluted earnings per common share(1)	1.11	1.13
Dividends declared per common share	0.065	0.065
Weighted average common shares outstanding - basic	23,577,335	20,451,960
Weighted average common shares outstanding - diluted	23,781,358	20,726,474

Performance metrics and capital ratios
Return on average stockholders' equity	9.38%	10.83%
Return on average assets	1.08	1.23
Efficiency ratio (2)	67.25	67.02
____________________________

(1)	Due to the impact of average preferred shares outstanding on the calculation of earnings per share, the sum of quarterly periods may not agree to the amount disclosed for the year-to-date period.

(2)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Assets	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$75,204	$66,312	$71,008	$60,716	$71,709
Interest-bearing deposits in banks	124,356	44,928	45,670	59,721	97,865
Federal funds sold	—	—	—	20,000	—
Total cash and cash equivalents	199,560	111,240	116,678	140,437	169,574
Securities:
Available for sale	548,980	563,826	575,644	585,788	507,513
Held to maturity	28,897	19,033	19,169	19,602	19,731
Securities carried at fair value through income	11,615	11,510	11,361	11,273	11,413
Total securities	589,492	594,369	606,174	616,663	538,657
Non-marketable equity securities held in other financial institutions	49,008	42,314	42,149	39,283	25,005
Loans held for sale	58,408	42,265	52,210	50,658	62,072
Loans	3,984,597	3,838,343	3,789,105	3,601,081	3,372,096
Less: allowance for loan losses	36,683	35,578	34,203	35,727	34,151
Loans, net of allowance for loan losses	3,947,914	3,802,765	3,754,902	3,565,354	3,337,945
Premises and equipment, net	80,672	78,684	75,014	74,936	77,064
Mortgage servicing rights	21,529	23,407	25,114	26,163	25,738
Cash surrender value of bank-owned life insurance	33,070	32,888	32,706	32,487	28,326
Goodwill and other intangible assets, net	32,144	32,497	32,861	33,228	24,113
Accrued interest receivable and other assets	107,828	111,772	83,768	88,355	83,298
Total assets	$5,119,625	$4,872,201	$4,821,576	$4,667,564	$4,371,792
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,003,499	$977,919	$951,015	$976,260	$950,080
Interest-bearing deposits	2,011,719	2,101,706	2,027,720	1,985,757	1,995,798
Time deposits	839,794	818,623	804,403	765,141	726,219
Total deposits	3,855,012	3,898,248	3,783,138	3,727,158	3,672,097
FHLB advances and other borrowings	601,346	335,053	445,224	358,532	139,092
Junior subordinated debentures	9,657	9,651	9,644	9,637	9,631
Accrued expenses and other liabilities	69,317	61,127	33,791	40,318	31,616
Total liabilities	4,535,332	4,304,079	4,271,797	4,135,645	3,852,436
Commitments and contingencies	—	—	—	—	—
Stockholders' equity
Common stock	118,871	118,730	118,633	118,106	117,520
Additional paid-in capital	243,002	242,579	242,041	240,832	238,260
Retained earnings	216,801	205,289	191,585	179,178	167,628
Accumulated other comprehensive income (loss)	5,619	1,524	(2,480)	(6,197)	(4,052)
Total stockholders' equity	584,293	568,122	549,779	531,919	519,356
Total liabilities and stockholders' equity	$5,119,625	$4,872,201	$4,821,576	$4,667,564	$4,371,792

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$51,461	$49,175	$47,819	$43,872	$40,219
Investment securities-taxable	3,208	3,341	3,292	2,754	2,057
Investment securities-nontaxable	871	858	996	1,129	1,156
Interest and dividend income on assets held in other financial institutions	1,523	1,120	950	1,080	1,320
Federal funds sold	—	—	1	7	—
Total interest and dividend income	57,063	54,494	53,058	48,842	44,752
Interest expense
Interest-bearing deposits	11,540	10,497	8,980	7,891	6,820
FHLB advances and other borrowings	2,415	1,834	1,878	1,314	624
Subordinated debentures	139	137	139	140	138
Total interest expense	14,094	12,468	10,997	9,345	7,582
Net interest income	42,969	42,026	42,061	39,497	37,170
Provision for credit losses	1,985	1,005	1,723	504	311
Net interest income after provision for credit losses	40,984	41,021	40,338	38,993	36,859
Noninterest income
Service charges and fees	3,435	3,316	3,349	3,234	3,157
Mortgage banking revenue	3,252	2,606	2,288	2,621	2,317
Insurance commission and fee income	3,036	3,510	2,481	3,306	1,826
Loss on sales of securities, net	—	—	(8)	—	—
(Loss) gain on sales and disposals of other assets, net	(166)	3	(23)	(207)	121
Other fee income	360	276	592	364	403
Other income	1,259	1,893	1,909	919	2,791
Total noninterest income	11,176	11,604	10,588	10,237	10,615
Noninterest expense
Salaries and employee benefits	22,764	22,613	21,333	21,054	19,859
Occupancy and equipment, net	4,200	4,044	3,830	4,169	3,793
Data processing	1,810	1,587	1,839	1,523	1,347
Electronic banking	892	689	699	761	680
Communications	647	586	513	490	510
Advertising and marketing	1,089	798	1,351	1,245	1,022
Professional services	839	904	1,024	982	598
Regulatory assessments	691	711	666	411	660
Loan related expenses	790	669	810	718	798
Office and operations	1,849	1,481	1,516	1,499	1,588
Other expenses	1,524	1,299	1,442	1,492	1,157
Total noninterest expense	37,095	35,381	35,023	34,344	32,012
Income before income tax expense	15,065	17,244	15,903	14,886	15,462
Income tax expense	2,782	3,089	2,725	2,568	2,760
Net income	$12,283	$14,155	$13,178	$12,318	$12,702
Basic earnings per common share	$0.52	$0.60	$0.56	$0.52	$0.54
Diluted earnings per common share	0.52	0.60	0.55	0.52	0.53

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,219,470	$1,202,269	$1,228,402	$1,162,274	$1,091,581
Construction/land/land development	524,999	488,167	429,660	406,249	380,869
Residential real estate	651,988	638,064	629,714	585,931	563,016
Total real estate	2,396,457	2,328,500	2,287,776	2,154,454	2,035,466
Commercial and industrial	1,341,652	1,287,300	1,272,566	1,193,035	1,046,488
Mortgage warehouse lines of credit	224,939	202,744	207,871	233,325	270,494
Consumer	21,549	19,799	20,892	20,267	19,648
Total loans held for investment	3,984,597	3,838,343	3,789,105	3,601,081	3,372,096
Less: Allowance for loan losses	36,683	35,578	34,203	35,727	34,151
Loans held for investment, net	$3,947,914	$3,802,765	$3,754,902	$3,565,354	$3,337,945

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$9,423	$8,622	$8,281	$8,851	$8,712
Construction/land/land development	1,111	922	935	960	1,197
Residential real estate	4,978	5,196	6,668	7,220	7,713
Commercial and industrial	14,810	15,309	15,792	9,285	8,831
Consumer	156	206	180	238	340
Total nonperforming loans held for investment	30,478	30,255	31,856	26,554	26,793
Nonperforming loans held for sale	2,049	1,390	741	1,391	1,949
Total nonperforming loans	32,527	31,645	32,597	27,945	28,742
Repossessed assets	3,554	3,659	3,739	3,306	654
Total nonperforming assets	$36,081	$35,304	$36,336	$31,251	$29,396
Classified assets	$80,124	$77,619	$82,914	$80,092	$87,289
Past due loans held for investment (1)	31,884	37,841	34,085	24,846	13,112

Allowance for loan losses
Balance at beginning of period	$35,578	$34,203	$35,727	$34,151	$34,132
Provision (benefit) for loan losses	1,782	823	1,886	1,113	140
Loans charged off	840	608	3,583	1,009	794
Loan recoveries	163	1,160	173	1,472	673
Net (recoveries) charge offs	677	(552)	3,410	(463)	121
Balance at end of period	$36,683	$35,578	$34,203	$35,727	$34,151

Credit quality ratios
Total nonperforming assets to total assets	0.70%	0.72%	0.75%	0.67%	0.67%
Total nonperforming loans to total loans	0.80	0.82	0.85	0.77	0.84
Nonperforming loans held for investment to loans held for investment	0.76	0.79	0.84	0.74	0.79
Past due loans held for investment to loans held for investment	0.80	0.99	0.90	0.69	0.39
Allowance for loan losses to nonperforming loans held for investment	120.36	117.59	107.37	134.54	127.46
Allowance for loan losses to total loans held for investment	0.92	0.93	0.90	0.99	1.01
Net charge offs (recoveries) to total average loans held for investment (annualized)	0.07	(0.06)	0.37	(0.05)	0.01
____________________________

(1)	Past due loans held for investment are defined as loans 30 days past due or more.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	June 30, 2019		March 31, 2019		June 30, 2018
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,209,645	5.16%	$1,214,682	5.17%	$1,090,888	4.82%
Construction/land/land development	505,119	5.70	457,175	5.74	351,342	5.33
Residential real estate	640,123	4.90	634,287	4.81	586,956	4.57
Commercial and industrial	1,310,611	5.36	1,287,461	5.35	1,024,981	4.85
Mortgage warehouse lines of credit	203,524	5.45	147,453	5.63	208,809	5.33
Consumer	20,902	7.01	20,482	6.83	20,774	6.83
Loans held for investment	3,889,924	5.29	3,761,540	5.28	3,283,750	4.89
Loans held for sale	23,927	3.45	17,687	4.05	20,491	3.88
Loans Receivable	3,913,851	5.27	3,779,227	5.28	3,304,241	4.88
Investment securities-taxable	492,169	2.61	498,733	2.68	363,960	2.26
Investment securities-nontaxable	103,485	3.37	101,794	3.37	128,504	3.60
Non-marketable equity securities held in other financial institutions	44,974	3.80	42,161	2.90	23,040	4.80
Interest-bearing balances due from banks	164,686	2.67	123,326	2.69	235,299	1.78
Total interest-earning assets	4,719,165	4.85	4,545,241	4.86	4,055,044	4.43
Noninterest-earning assets(1)	324,786		325,807		311,279
Total assets	$5,043,951		$4,871,048		$4,366,323

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,050,058	1.39%	$2,020,440	1.26%	$2,017,453	0.88%
Time deposits	830,399	2.13	848,629	2.03	699,765	1.36
Total interest-bearing deposits	2,880,457	1.61	2,869,069	1.48	2,717,218	1.01
Federal funds purchased	118	2.89	19	2.89	—	—
FHLB advances	436,142	2.11	335,891	2.05	75,189	3.04
Securities sold under agreements to repurchase	34,049	1.36	39,757	1.39	30,233	0.71
Subordinated debentures	9,654	5.69	9,647	5.78	9,628	5.67
Total interest-bearing liabilities	3,360,420	1.68	3,254,383	1.55	2,832,268	1.07
Noninterest-bearing deposits	1,018,081		972,617		942,533
Other liabilities(1)	88,689		83,957		79,141
Total liabilities	4,467,190		4,310,957		3,853,942
Stockholders' Equity	576,761		560,091		512,381
Total liabilities and stockholders' equity	$5,043,951		$4,871,048		$4,366,323
Net interest spread		3.17%		3.31%		3.36%
Net interest margin		3.65%		3.75%		3.68%
Net interest income margin - (tax- equivalent)(2)		3.70%		3.80%		3.74%
____________________________

(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $25.8 million, $30.1 million and $29.3 million for the three months ended June 30, 2019, March 31, 2019, and June 30, 2018, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.

(2)
In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.